UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 15, 2010

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2010, the Compensation Committee of the Board of Directors of Veeco Instruments Inc. approved the 2010 Special Profit Sharing Plan (the “Plan”).  The Plan was established to provide additional incentive for designated management employees for whom it was determined by the Compensation Committee that the bonus awards payable under the Company’s 2010 Management Bonus Plan would not properly reflect the business results or the contributions of such designated employees for 2010.  The Plan will be funded by EBITA in excess of targets established by the Compensation Committee at the beginning of 2010, as indicated below:

For Designated Business Unit participants:  1.25% of the EBITA between minimum and target performance goals and 0.7% of the EBITA in excess of the target performance goal.

For Designated Group participants:  0.125% of the EBITA between minimum and target performance goals and 0.07% of the EBITA in excess of the target performance goal.

For Designated Corporate participants:  1.1% of the EBITA between minimum and target performance goals and 0.61% of the EBITA in excess of the target performance goal.

A pool, funded by EBITA as described above, will be divided by the sum of the annual bonus targets for participants to determine the individual award that each participant will receive.

Awards under the Plan, if earned, will be paid at the same time as awards under the Management Bonus Plan are paid, generally during the first quarter of the year following the year in which the bonus was earned. One half of the bonus awarded under the Plan, if earned, would be subject to a repayment requirement in the event the recipient terminates their employment prior to December 31, 2011.

Designated participants include the Chief Executive Officer, John Peeler, Chief Financial Officer, David Glass, Senior Vice President, Worldwide Sales and Service, Peter Collingwood and Senior Vice President, Finance and Corporate Controller, John Kiernan.  Payments under the Plan will be distributed in proportion to each individual’s target bonus, which for Messrs. Peeler, Glass, Collingwood and Kiernan are 100%, 70%, 30% and 50%, respectively, of such executive’s base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 17, 2010	VEECO INSTRUMENTS INC.

By: /s/ Gregory A. Robbins

Name: Gregory A. Robbins
Title: Senior Vice President and General Counsel